Exhibit 3.3

Exhibit A

AMENDED and RESTATED CERTIFICATE OF DESIGNATION

OF

SERIES I Convertible Redeemable

PREFERRED STOCK

OF

fte NETWORKS, inc.

I, the undersigned, hereby certify that I am the Interim Chief Executive Officer of FTE Networks, Inc. (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes (the “NRS”), and further do hereby certify:

FIRST: The original articles of incorporation of the Corporation were filed with the Secretary of State of Nevada on May 22, 2000, amended and restated on February 15, 2008, and amended and restated on April 24, 2008. The articles of incorporation of the Corporation as such may be amended or restated from time to time, are referred to herein as the “Articles of Incorporation.”

SECOND: The Certificate of Designation of Series B Preferred Stock was filed with the Secretary of State of Nevada on June 19, 2008, and amended and restated on July 14, 2008.

THIRD: The Certificate of Designation of Series C Preferred Stock was filed with the Secretary of State of Nevada on March 25, 2011, amended on May 11, 2011, and further amended on October 14, 2011.

FOURTH: The Certificate of Designation of Series D Preferred Stock was filed with the Secretary of State of Nevada on June 17, 2013.

FIFTH: The Certificate of Designation of Series E Preferred Stock was filed with the Secretary of State of Nevada on June 17, 2013.

SIXTH: The Certificate of Designation of Series F Preferred Stock was filed with the Secretary of State of Nevada on November 2, 2015.

SEVENTH: The Certificate of Designation of Series G Preferred Stock was filed with the Secretary of State of Nevada on December 4, 2017.

EIGHTH: The Certificate of Designation of Series H Preferred Stock was filed with the Secretary of State of Nevada on June 28, 2019.

NINTH: The Certificate of Designation of Series I Preferred Stock was filed with the Secretary of State of Nevada on December 23, 2019.

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TENTH: The Certificates of Designation of Series J-1 Preferred Stock and Series J-2 Preferred Stock were filed with the Secretary of State of Nevada on March 31, 2021.

ELEVENTH: This Amended and Restated Certificate of Designation of Series I Preferred Stock was duly adopted in accordance with the Articles of Incorporation and NRS Section 78.1955 by the written consent of the Board of Directors of the Corporation on March 25, 2021. No shares of Series I Preferred Stock have been issued as of the date hereof.

TWELFTH: This Amended and Restated Certificate of Designation of Series I Preferred Stock is as follows:

1. Designation and Amount.

(a) Number of Shares. There is hereby created from the Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), authorized under the Articles of Incorporation, a series of preferred stock designated as Series I Preferred Stock, par value $0.01 per share (the “Series I Preferred Stock”). The authorized number of shares of the Series I Preferred Stock is Two Hundred (200) shares (the “Authorized I Shares”). Fractional shares may be issued. The Corporation shall not issue or grant more than the Authorized I Shares.

(b) Reacquired Shares. The Corporation may at any time and from time to time in compliance with applicable law purchase shares of Series I Preferred Stock on the open market, pursuant to a tender offer or otherwise, at such price or prices and other terms as it determines; provided that the Corporation may not make any such purchases at a time when there are accumulated but unpaid dividends for one or more past dividend periods. Any shares of Series I Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever (other than by conversion into the Corporation’s common stock, par value $0.001 per share (the “Common Stock”)) shall become authorized but unissued shares of Series I Preferred Stock and may be reissued, subject to any conditions and restrictions on issuance that may be set forth in the Articles of Incorporation or otherwise required by law.

(c) Rank. The Series I Preferred Stock shall, with respect to voting rights, dividend rights, rights upon liquidation, winding up or dissolution, redemption rights and conversion rights, rank (i) junior to the Series A Preferred Stock, Series A-1 Preferred Stock (the “Senior Securities”), (ii) on a parity with the Series J-1 Preferred Stock and the Series J-2 Preferred Stock (except as to voting rights) and all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on parity with the Series I Preferred Stock; and (iii) senior to all other classes or series of the Corporation’s equity securities, currently outstanding or issued hereafter, including, the Common Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock and all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank junior to such Series I Preferred Stock. Other than shares of Series J-1 or J-2 Preferred Stock, the Corporation shall not issue or grant any equity securities on parity with or senior to the Series I Preferred Stock unless such issuance is approved in writing by the Required Series I Holders (as defined below). For purposes of this Section 1(c), the term “equity securities” shall not include convertible debt securities.

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2. Voting. Except as otherwise provided herein, in the Articles of Incorporation or as required by law, the holders of the shares of Series I Preferred Stock and the holders of the Common Stock shall be entitled to vote on all matters submitted or required to be submitted to a vote of the stockholders of the Corporation and shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series I Preferred Stock are convertible pursuant to the provisions hereof, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. In each such case, except as otherwise required by law or expressly provided in Section 7 herein, the holders of shares of Series I Preferred Stock and shares of Common Stock shall vote together and not as separate classes. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be rounded down to the nearest whole number.

3. Dividends. The holders of Series I Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

4. Liquidation, Dissolution or Winding Up.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series I Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, after payment shall be made to the holders of the Senior Securities, but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series I Preferred Stock, by reason of their ownership thereof, an amount equal to One Hundred Thousand dollars ($100,000.00) per share (or any fractional amount thereof for any fractional share), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares.

(b) If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series I Preferred Stock the full preferential amounts to which they shall be entitled, the holders of Series I Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series I Preferred Stock shall share ratably in any distribution of the available assets and funds of the corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

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5. Conversion Rights. The shares of Series I Preferred Stock shall have the conversion rights set forth in this Section 5.

(a) Mandatory Conversion. Immediately upon the listing or quotation of the Common Stock, or the availability of the Common Stock for trading, on any stock exchange, over-the-counter market or other trading system (the “Conversion Date”), each outstanding share of Series I Preferred Stock, if any, shall, without any action on the part of the holder thereof or the Corporation, be converted automatically into such number of fully paid and non-assessable shares of Common Stock equal to the Conversion Rate then in effect for the Series I Preferred Stock. Such conversion shall be automatic, without need for any further action by the holders of shares of Series I Preferred Stock and regardless of whether the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series I Preferred Stock so converted are surrendered to the Corporation in accordance with the procedures described in Subsection 5(c) below. Upon the conversion of the Series I Preferred Stock pursuant to this Subsection 5(a), the Corporation shall promptly send written notice thereof, in accordance with Section 9 below, to each holder of record of Series I Preferred Stock at his, her or its address then shown on the records of the Corporation, which notice shall state that certificates evidencing shares of Series I Preferred Stock must be surrendered at the office of the Corporation (or of its transfer agent for the Common Stock, if applicable) in the manner described in Subsection 5(c) below.

(b) No Other Conversion Rights. A holder of Series I Preferred Stock shall have no conversion right other than as set forth in Subsection 5(a).

(c) Mechanics of Conversion.

(i) Before any holder of Series I Preferred Stock shall be entitled to receive certificates representing the shares of Common Stock into which shares of Series I Preferred Stock are converted in accordance with Subsection 5(a) above, such holder shall surrender the certificate or certificates for such shares of Series I Preferred Stock duly endorsed at (or in the case of any lost, mislaid, stolen or destroyed certificate(s) for such shares, deliver an affidavit as to the loss of such certificate(s), in such form as the Corporation may reasonably require, to) the office of the Corporation or of any transfer agent for the Series I Preferred Stock, and shall give written notice (the “Surrender Notice”) to the Corporation at such office of the name or names (with addresses and tax identification or social security numbers) in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, if different from the name shown on the books and records of the Corporation. Said Surrender Notice shall also contain such representations as may reasonably be required by the Corporation to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws. All certificates issued upon the exercise or occurrence of the conversion may contain a legend governing restrictions upon such shares imposed by law or agreement of the holder or his, her, or its predecessors. Such conversion shall be deemed to have been effected as of the close of business on the Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on the Conversion Date.

(ii) The Corporation shall issue certificates representing the shares of Common Stock to be received by a holder of Series I Preferred Stock upon conversion of the Series I Preferred Stock (the “Conversion Shares”) and shall transmit the certificates (or a corresponding statement of ownership reflecting a book entry for the Conversion Shares with the Corporation’s transfer agent) by messenger or reputable overnight delivery service to reach the address designated by such holder, as promptly as practicable after the receipt by the Corporation of such holders’ Surrender Notice.

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(d) Conversion Rate. The initial conversion rate for the Series I Preferred Stock shall be Sixty Four Thousand and Fifty Five (64,055), such value to be subject to adjustment in accordance with the provisions of this Section 5. Such conversion rate in effect from time to time, as adjusted pursuant to this Section 5, is referred to herein as the “Conversion Rate”. All of the remaining provisions of this Section 5 shall apply separately to each Conversion Rate in effect from time to time with respect to Series I Preferred Stock.

(e) Adjustment of Conversion Rate and Conversion Shares.

(i) If at any time while the Series I Preferred Stock is outstanding, the Corporation shall:

(1) cause the holders of its Common Stock to be entitled to receive a dividend, payable in, or other distribution of, additional shares of Common Stock,

(2) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

(3) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then in each such case the Conversion Rate shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event. Any adjustment made pursuant to clause (1) of this Subsection 5(e)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clauses (2) or (3) of this Subsection 5(e)(i) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that a Conversion Rate is calculated hereunder, then the calculation of such Conversion Rate shall be adjusted appropriately to reflect such event.

(ii) In the event of changes in the outstanding Common Stock of the Corporation by reason of recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, consolidation, acquisition of the Corporation (whether through merger or acquisition of substantially all the assets or stock of the Corporation), or the like, the number, class and type of shares available upon conversion of the Series I Preferred Stock in the aggregate and the Conversion Value shall be correspondingly adjusted to give each holder of Series I Preferred Stock the total number, class, and type of shares or other property as such holder would have owned on an As-Converted Basis (as defined below) prior to the event and had such holder continued to hold such shares until the event requiring adjustment. “As-Converted Basis” means, as of the time of determination, that number of shares of Common Stock which a holder of Series I Preferred Stock would hold if all shares of Series I Preferred Stock held by such holder were converted into shares of Common Stock pursuant to Section 5 hereof (regardless of the number of shares of Common Stock that the Corporation is then authorized to issue) at the then applicable Conversion Value (as defined below) regardless of whether such shares of Common Stock are then authorized for issuance.

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6. Redemption Rights Upon Change in Control.

(a) Right of Redemption. If at any time after the date hereof there shall have been a Change in Control (as defined below), the Corporation shall promptly (and in any event within 30 days of the consummation) give written notice of the Change of Control to all holders of record of the shares of Series I Preferred Stock, which notice shall reference the holders’ redemption right pursuant to this Section 6(a) (a “Change in Control Notice”). Upon receipt of a Change in Control Notice, the holders of not less than a majority of the outstanding Series I Preferred Stock (the “Required Series I Holders”) shall have the right to elect to have, out of funds legally available therefor, all (but not less than all) of the then outstanding shares of Series I Preferred Stock immediately redeemed by the Corporation for a price per share equal to One Hundred Thousand dollars ($100,000.00) for such share of Series I Preferred Stock (or any fractional amount thereof for any fractional share), plus all declared and unpaid dividends on such share, if any (the “Redemption Price”) by delivery of a written notice to the Corporation (the “Holders’ CIC Notice”). Any such redemption shall occur not more than 30 days following receipt by the Corporation of the Holders’ CIC Notice.

(b) Binding Effect on All Series I Preferred Shares. Upon receipt by the Corporation of the Holders’ CIC Notice, all holders of Series I Preferred Stock shall be deemed to have elected to have all of their shares of Series I Preferred Stock redeemed pursuant to this Section 6 and such election shall bind all holders of Series I Preferred Stock.

(c) Definition of Change in Control. For purposes of Section 6(b), a Change in Control means, and shall be deemed to have occurred upon the occurrence of, any one of the following events:

(i) The acquisition in one or more transactions, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of 1934, as amended, the “Exchange Act”)) (other than the Corporation, an affiliate of the Corporation or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or an affiliate of the Corporation, any holder of Series I Preferred Stock or any of their respective affiliates or associates (within the meaning of the Exchange Act), Alex or Antoni Szkaradek or any of their respective affiliates or associates, or any individual, entity or group holding of record or beneficially more than five percent (5%) of the Common Shares as of February 1, 2021 or any of their respective affiliates or associates) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of the Corporation’s voting securities in excess of 50% of the Corporation’s voting securities;

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(ii) The consummation of a reorganization, merger or consolidation involving the Corporation, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the respective beneficial owners of the outstanding common stock and the Corporation’s voting securities immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the outstanding common stock and the Corporation’s voting securities immediately prior to such reorganization, merger or consolidation, as the case may be;

(iii) The consummation of a sale or other disposition of all or substantially all the assets of the Corporation, unless, following such sale or disposition, all or substantially all of the individuals and entities who were the respective beneficial owners of the outstanding common stock and the Corporation’s voting securities immediately prior to such sale or disposition, following such sale or disposition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity purchasing such assets in substantially the same proportion as their ownership of the outstanding common stock and the Corporation’s voting securities immediately prior to such sale or disposition, as the case may be; or

(iv) a complete liquidation or dissolution of the Corporation.

7. Votes to Issue, or Change the Terms of Shares of Series I Preferred Stock. Any amendment to this Certificate of Designation shall be effective upon (i) the approval of the Board of Directors of the Corporation and (ii) the affirmative vote of the holders of the Required Series I Holders at a meeting duly called for such purpose, or by the written consent without a meeting of such holders. No vote of any other class or series of capital stock of the Corporation shall be required to amend this Certificate of Designation. The affirmative vote of the Required Series I Holders shall be required for any amendment to the Corporation’s Articles of Incorporation which would adversely affect any of the powers, designations, preferences and rights of the shares of Series I Preferred Stock.

8. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing shares of Series I Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder of Series I Preferred Stock to the Corporation in customary form and in the case of mutilation, upon surrender and cancellation of the certificate(s) representing shares of Series I Preferred Stock, the Corporation shall execute and deliver new preferred share certificate(s) of like tenor and date.

9. Notices. Whenever notice is required to be given hereunder, unless otherwise provided herein, such notice shall be given in writing and will be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given (a) if to the Corporation, at the Corporation’s executive offices or (b) if to a holder of the Series I Preferred Stock, at the address set forth on Corporation’s books and records.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series I Preferred Stock of FTE Holdings, Inc. to be signed by its Chief Executive Officer on this 2nd day of April 2021.

By:
Name:	Michael P. Beys
Title:	Interim Chief Executive Officer

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